Exhibit 99.1

MARTEN TRANSPORT APPOINTS ADAM PHILLIPS AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

MONDOVI, Wis., December 13, 2023 (GLOBE NEWSWIRE) -- Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced that its Board of Directors has appointed Adam D. Phillips to an executive officer as its Executive Vice President and Chief Operating Officer, effective December 13, 2023.

“I’m extremely pleased to announce the appointment of Adam Phillips as our Executive Vice President and Chief Operating Officer. Adam’s appointment is a continuation of our plan to develop and transition to our next generation of leadership,” said Randy Marten, Executive Chairman of the Board of Directors. “Adam will continue to be an integral member of our leadership team involved in our strategic business vision and day-to-day operations enhancement and growth.”

Mr. Phillips has been Marten’s Chief Operating Officer since March 2023 and served as the Company’s President of Western Operations and MRTN de Mexico from August 2019 to March 2023, Vice President of Regional and Mexico Operations from January 2014 to August 2019, Senior Director of Regional Operations from April 2010 to January 2014, and Director of Regional Operations from January 2008 to April 2010. Mr. Phillips served in various operational and management capacities for Knight Transportation Inc. from 2001 to 2008.

Marten Transport, with headquarters in Mondovi, Wis., is a multifaceted business offering a network of refrigerated and dry truck-based transportation capabilities across Marten’s five distinct business platforms - Truckload, Dedicated, Intermodal, Brokerage and MRTN de Mexico. Marten is one of the leading temperature-sensitive truckload carriers in the United States, specializing in transporting and distributing food, beverages and other consumer packaged goods that require a temperature-controlled or insulated environment. The Company offers service in the United States, Mexico and Canada, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

CONTACTS: Tim Kohl, Chief Executive Officer, Doug Petit, President, and Jim Hinnendael, Executive Vice President and Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.